                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(b)
                                (Amendment No. 2)


                            PEROT SYSTEMS CORPORATION

                                (Name of Issuer)

                              CLASS A COMMON STOCK

                         (Title of Class of Securities)

                                   714265 10 5

                                 (CUSIP Number)

                                DECEMBER 31, 1999

             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)
[ ]      Rule 13d-1(c)
[X]      Rule 13d-1(d)

CUSIP NO. 14265 10 5                                                Page 2 of 3
-------------------------------------------------------------------------------
1.       Name of Reporting Person                    Ross Perot


-------------------------------------------------------------------------------
2.       Check The Appropriate Box If A Member Of A Group*
                                                                [ ]      (a)
                                                                [ ]      (b)

-------------------------------------------------------------------------------
3.       SEC  Use Only


-------------------------------------------------------------------------------
4.       Citizenship Or Place Of Organization                   USA


-------------------------------------------------------------------------------
               5.     Sole Voting Power
                                                          44,000

  Number of   ------ ----------------------------------------------------------
    Shares     6.     Shared Voting Power
 Beneficially                                         31,705,100
   Owned by
     Each     ------ ----------------------------------------------------------
   Reporting   7.     Sole Dispositive Power
  Person With                                             44,000

              ------ ----------------------------------------------------------
               8.     Shared Dispositive Power
                                                      31,705,100

-------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned By Each Reporting Person
                                                                31,749,100
-------------------------------------------------------------------------------
10.      Check Box If The Aggregate Amount in Row (9) Excludes Certain Shares*

                                                                            [ ]
-------------------------------------------------------------------------------
11.      Percent Of Class Represented By Amount In Row 9
                                                             35%
-------------------------------------------------------------------------------
12.      Type Of Reporting Person
                                                              IN

-------------------------------------------------------------------------------

CUSIP NO. 14265 10 5                                                Page 3 of 3
-------------------------------------------------------------------------------
1.       Name of Reporting Person                    HWGA, Ltd.

         I.R.S. Identification No. of Above Person   75-2230653


-------------------------------------------------------------------------------
2.       Check The Appropriate Box If A Member Of A Group*
                                                                [ ]      (a)
                                                                [ ]      (b)
-------------------------------------------------------------------------------
3.       SEC  Use Only


-------------------------------------------------------------------------------
4.       Citizenship Or Place Of Organization                   USA


-------------------------------------------------------------------------------
               5.     Sole Voting Power
                                                             -0-

   Number of  ------ ----------------------------------------------------------
    Shares     6.     Shared Voting Power
 Beneficially                                         31,705,000
   Owned by
     Each     ------ ----------------------------------------------------------
   Reporting   7.     Sole Dispositive Power
  Person With                                                -0-
              ------ ----------------------------------------------------------
               8.     Shared Dispositive Power
                                                      31,705,000

-------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned By Each Reporting Person

                                                      31,705,000

-------------------------------------------------------------------------------
10.      Check Box If The Aggregate Amount in Row (9) Excludes Certain Shares*

                                                                [ ]

-------------------------------------------------------------------------------
11.      Percent Of Class Represented By Amount In Row 9
                                                          35%

-------------------------------------------------------------------------------
12.      Type Of Reporting Person
                                                              PN

-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

ITEM 1.

     (a) Name of Issuer:
                    Perot Systems Corporation

     (b) Address of Issuer's Principal Executive Offices:
                    12404 Park Central Drive, Dallas, Texas 75251

ITEM 2.

     (a) Name of Person Filing:
                    HWGA, Ltd.
                    Ross Perot

     (b) Address of Principal Business Office:
                    12377 Merit Drive, Suite 1700, Dallas, Texas 75251

     (c) Citizenship:
                    USA

     (d) Title of Class of Securities:
                    Class A Common Stock

     (e) CUSIP Number:
                    714265 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b) OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

                                 Not Applicable

ITEM 4. OWNERSHIP



     (a) Amount Beneficially Owned:                       Ross Perot         31,749,100
                                                          HWGA, Ltd.         31,705,000

     (b) Percent of Class:                                Ross Perot                35%
                                                          HWGA, Ltd.                35%

     (c) Number of shares as to which such person has:

        (i) sole power to vote or to direct the vote      Ross Perot             44,000
                                                          HWGA, Ltd.                -0-

        (ii) shared power to vote or to direct the vote   Ross Perot         31,705,100
                                                          HWGA, Ltd.         31,705,000

        (iii) sole power to dispose or to direct the disposition of
                                                          Ross Perot             44,000
                                                          HWGA, Ltd.                -0-

        (iv) shared power to dispose or to direct the disposition of
                                                          Ross Perot         31,705,100
                                                          HWGA, Ltd.         31,705,000

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS                      Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON   Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY     Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP         Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP                                    Not Applicable

ITEM 10. CERTIFICATION                                                    Not Applicable


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             Date:  February 9, 2000


                                             HWGA, LTD.


                                             By: /s/   Ross Perot
                                                 ------------------------------
                                                      Ross Perot
                                                      Managing General Partner



                                             /s/    Ross Perot
                                             ----------------------------------
                                             ROSS PEROT